Contacts: West Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Westwicke Partners John Woolford / Stefan Loren (443) 213-0506

West Announces Record Second Quarter Results, Raises 2012 EPS Guidance
- Conference Call Scheduled for 9 a.m. Today -

Lionville, PA August 2, 2012 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its financial results for the second quarter of 2012.

Highlights

•	Sales grew 5.5% (11.3% excluding currency) to a record $324.8 million.
•	Reported diluted earnings per share of $0.45 included debt extinguishment and impairment charges.
•	Adjusted diluted EPS of $0.79, compared to $0.62 in the second quarter of 2011.
•	Raises 2012 Adjusted Diluted EPS guidance to between $2.60 and $2.70

Summary comparative results for the quarter were as follows:

($ millions, except per-share data)	Three Months Ended June 30,
	2012	2011

Net Sales	$324.8	$307.9
Gross Profit	98.7	84.6
Reported Operating Profit	35.6	27.8
Adjusted Operating Profit(1)	39.5	30.5
Reported Diluted EPS	$0.45	$0.57
Adjusted Diluted EPS(1)	$0.79	$0.62

(1)	Adjusted operating profit and adjusted diluted EPS are Non-GAAP measurements that are described in “Non-GAAP Financial Measures” later in this release.

Net sales grew 5.5% (11.3% excluding the unfavorable effects of currency) compared to the second quarter of 2011. Pharmaceutical Packaging Systems segment sales grew 6.1% (13.1% excluding currency effects), due to an improving sales mix and increased selling prices.  Pharmaceutical Delivery Systems segment sales grew 3.3% (6.1% excluding currency effects) on increases in safety syringe system sales and contract services.

Consolidated gross profit improved to $98.7 million from $84.6 million in the second quarter of last year, yielding a 2.9 percentage point increase in gross profit margin to 30.4%. The improvement was entirely attributable to Pharmaceutical Packaging Systems, where rapid growth in high-value products lifted the overall profitability of the sales mix, and increases in selling prices mitigated the effects of substantially higher costs that had compressed margins in the 2011 period. R&D increased by $0.9 million, primarily for further investment in the development of the SmartDose™ electronic patch injection system, which was more than offset by $3.8 million of income recognized in connection with the development of a proprietary product. SG&A costs rose $8.0 million, to 16.8% of sales from 15.1% in the prior-year quarter, mostly attributable to increases in performance-based and stock-based compensation that are associated with the improved operating results and an 18.7% increase in the Company’s share price during the quarter.  Adjusted operating profit improved 29.5%, to $39.5 million, and adjusted diluted EPS increased 27.4%, to $0.79 per share.

Executive Commentary

“West’s strong performance in recent quarters continued into the second quarter of 2012, and the results were outstanding by any measure,” said Donald E. Morel Jr., PhD, West’s Chairman and Chief Executive Officer. “Sales exceeded the very good first quarter despite the headwind from a stronger dollar and, excluding currency, overall growth continued to accelerate. Pharmaceutical Packaging Systems continues to lead the way, delivering profitable revenue growth from high-value products. Pharmaceutical Delivery Systems also performed well, growing both sales and adjusted operating profit while making important progress on our proprietary product investments.”

“We expect adjusted diluted EPS to be between $2.60 and $2.70 for the year. The strong first half results and accretion from the convertible debt refinancing are strong positives, but are tempered by the much stronger dollar-euro exchange rate and visibility into customer inventories and requirements through the end of the year.”

“West’s year-to-date results validate our strategy of growing our business by increasing the value of the products we make and sell, and demonstrates the benefits of the infrastructure investments we have made over the last several years.”

Pharmaceutical Packaging Systems

Rapid growth in high-value products and higher selling prices yielded a 32.5% increase in operating profit in Pharmaceutical Packaging Systems. Sales were $235.8 million, growing 6.1% (13.1% excluding currency effects) compared to the $222.2 million reported in the second quarter of 2011.  Excluding currency effects, high-value product sales accounted for most of the sales growth, followed by pricing.  Growth in high value products was most pronounced for Envision™, FluroTec® and Teflon® coated and Westar®-processed components. Substantial growth was credited to customers increasing inventories for new product launches and supply-chain risk management plans. Sales grew in each of the Company’s geographic regions, excluding currency effects. The dollar-value of the backlog of firm orders for Pharmaceutical Packaging Systems products at the end of the quarter was 10% higher than at the same time in 2011 (19% higher excluding currency effects).

Gross profit on sales was $82.7 million, 19.5% higher than the $69.2 million recorded in the prior-year period on a 4.0 percentage point increase in the gross margin, to 35.1%. The margin improvement was attributed to disproportionate growth in sales of high-value products, and to increases in selling prices that mitigated the adverse margin effects of substantial raw material cost increases. Those improvements were partially offset by further increases in raw material and labor costs during the current period. Currency effects reduced gross profit by $4.9 million.

Pharmaceutical Packaging Systems SG&A costs were 12.2% of sales, compared to 12.5% in the prior-year period as increases in spending on staffing and annual compensation were substantially offset by the overall favorable effect of currency translation on the costs of non-U.S. operations.  Operating profit of $50.5 million was $12.4 million, or 32.5%, higher than in the second quarter of 2011, and operating margin improved 4.3 percentage points to 21.4%.

Pharmaceutical Delivery Systems

Sales increases in Pharmaceutical Delivery Systems were tempered by currency effects, while development income contributed to the improved operating results.

Sales were $89.2 million, or 3.3% higher than the $86.4 million reported in the second quarter of 2011. Sales were 6.1% higher excluding currency effects. Sales improvements were attributed to engineering services and to the éris™ safety syringe system. Contract manufacturing generated approximately 80% of quarterly sales, and proprietary products generated 20%, measured at constant exchange rates.

Gross profit was $16.0 million in the quarter, a $0.6 million improvement over the second quarter of 2011, and gross margin was unchanged at 17.9%.  The modest increase in gross profit was attributed to production efficiencies and marginally higher selling prices, which more than offset the impact of an otherwise less profitable mix of contract-manufacturing revenue.

SG&A costs increased $0.7 million, to $9.2 million, primarily as a result of increasing marketing costs for new proprietary products. R&D spending grew $0.6 million, to $4.9 million or 5.5% of revenue, as a result of the increase in development work in connection with the SmartDose electronic patch injector system.  Other income included $3.8 million recognized in connection with the development of a proprietary product, which accounted for the $3.1 million increase in operating profit, to $5.5 million.

Corporate and Other

Corporate SG&A costs increased by $6.5 million, with the largest share of the increase coming from $3.0 million in annual performance-based compensation associated with the improving operating results, and $2.6 million of stock-based compensation, of which $1.5 million was due to an 18.7% increase in the Company’s share price during the quarter, compared to a 2.3% decline in the prior-year period. The remaining increase was due to a $0.5 million increase in U.S. pension expense, primarily due to the effects of low long-term U.S. interest rates on plan liabilities.

Net interest expense of $4.0 million was $0.3 million lower than in the prior-year period as a result of increased interest income. Income tax expense reflects an estimated 2012 annual effective tax rate of 26.4%, compared to 24.7% in the prior-year quarter, excluding the tax-effects of items described in “Non-GAAP Financial Measures.” The increase in the estimated annual effective tax rate is due to disproportionate increases in expected pre-tax profits in jurisdictions that impose tax at higher rates, primarily in the U.S. and Europe.

West’s equity interest in the net income of affiliated companies increased to $2.1 million from $1.9 million in the prior-year period as a result of the affiliates’ stronger operating results, primarily in Mexico.

As a result of the foregoing, adjusted net income increased 28.4%, to $27.9 million, compared to the prior-year period, and adjusted diluted EPS increased 27.4%, to $0.79 per share.  Adjusted net income excludes the impact of the items described in “Non-GAAP Financial Measures.”

Financial Guidance

The Company updated its full-year 2012 revenue and earnings-per-share guidance, which is summarized as follows:

(in millions, except EPS)	2012 Estimated Guidance(2)	Prior 2012 Estimated Guidance(2)
Consolidated net sales	$1,240 to $1,270	$1,250 to $1,280
Consolidated gross profit margin (% of sales)	30.2%	29.8%
Pharmaceutical Packaging Systems sales	$900 to $920	$905 to $925
Pharmaceutical Packaging Systems Gross profit margin (% of sales)	34.2%	33.6%
Pharmaceutical Delivery Systems sales	$340 to $350	$345 to $355
Pharmaceutical Delivery Systems Gross profit margin (% of sales)	19.6%	19.9%
Full-Year diluted earnings per share	$2.21 to $2.34	$2.41 to $2.62
Full-Year adjusted diluted EPS(1)(2)	$2.60 to $2.70	$2.50 to $2.67

The principal currency assumption used in preparing these estimates is the translation of the Euro at $1.22 for the remainder of 2012 ($1.33 was used in the Prior 2012 Estimated Guidance).

The Company indicated that its estimates for the remainder of 2012 include between $4.0 million and $7.0 million of expected revenue from Daikyo Crystal Zenith and other proprietary safety and administration device sales. Those sales, together with estimated development income, are expected to yield adjusted diluted EPS of between $0.04 and $0.10 per share during the remainder of 2012. A substantial part of those estimates relate to non- and pre-commercial customer activities, and involve an increased risk that actual results may be lower than expected.

The Company indicated that sales growth during the first six months of 2012 was enhanced by demand from customers who are increasing their inventories in support of new business and supply-chain risk management needs. The Company’s annual financial guidance reflects an expected moderation in the incremental growth attributable to those requirements during the second half of 2012.

The Company expects 2012 capital spending to be between $145 million and $155 million, including an estimated $40 million of construction costs for a new corporate headquarters and research facility that is expected to be completed in late 2012 or early 2013.

Non-GAAP Financial Measures

This press release and the preceding discussion of our results and the accompanying financial tables use the following financial measures that have not been calculated in accordance with generally accepted accounting principles (GAAP) accepted in the U.S., and therefore are referred to as non-GAAP financial measures:

•	Adjusted operating profit

•	Adjusted net income

•	Adjusted diluted EPS

•	Net debt

•	Net debt to total invested capital

West believes that these non-GAAP measures of financial results provide useful information to management and investors regarding business trends, results of operations, and the Company’s overall performance and financial position. Our executive management team uses these financial measures to evaluate the performance of the Company in terms of profitability and efficiency, to compare operating results to prior periods, to evaluate changes in the operating results of each segment, and to measure and allocate financial resources to our segments. The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in comparing its financial measures with other companies.

Our executive management does not consider such non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP. The principal limitation of these financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded. In order to compensate for these limitations, non-GAAP financial measures are presented in connection with GAAP results. We urge investors and potential investors to review the reconciliations of our non-GAAP financial measures to the comparable GAAP financial measures, and not to rely on any single financial measure to evaluate the Company’s business.

In calculating adjusted operating profit, adjusted net income and adjusted diluted EPS, we exclude the impact of items that are not considered representative of ongoing operations. Such items include restructuring and related costs, certain asset impairments, other specifically identified gains or losses, and discrete income tax items. A reconciliation of these adjusted non-GAAP measures to the comparable GAAP financial measures is included in the accompanying tables.

The following is a description of the items excluded from adjusted operating profit, adjusted net income and adjusted diluted EPS for the three- and six-month periods presented in the accompanying tables:

Restructuring, impairment & related charges - During the three and six months ended June 30, 2012, we incurred restructuring, impairment and related charges of $3.7 million and $4.1 million, respectively, the majority of which related to impairment charges of $3.4 million, as we concluded that the estimated fair value of one of our product lines no longer exceeded the carrying value of the related assembly equipment and intangible asset. The remaining charges during the three and six months ended June 30, 2012 were restructuring and related charges associated with the restructuring plan announced in December 2010. During the three and six months ended June 30, 2011, we incurred restructuring, impairment and related charges of $1.3 million and $3.2 million, respectively, which were associated with the December 2010 restructuring plan and which were primarily for employee severance and benefits, as well as asset transfer and facility closure costs.

Acquisition-related contingencies - During the three and six months ended June 30, 2012, we increased the liability for contingent consideration related to our 2010 acquisition of technology used in our SmartDose™ electronic patch injector system by $0.2 million and $0.4 million, respectively, due to accretion expense. During the three and six months ended June 30, 2011, we eliminated $0.8 million of contingent consideration related to our July 2009 éris safety syringe system acquisition. This reflected our assessment that none of the contractual operating targets will be achieved over the earn-out period, which ends in 2014. Partially offsetting this reduction was accretion expense related to the SmartDose electronic patch injector technology acquisition.

Extinguishment of debt – During the three and six months ended June 30, 2012, we recognized a loss on debt extinguishment of $11.6 million related to our repurchase of $158.4 million in aggregate principal amount of 4.00% Convertible Junior Subordinated Debentures Due 2047, which included the purchase premium, transaction costs and a non-cash charge for unamortized debt issuance costs of the purchased Convertible Debentures. The purchase of the Convertible Debentures results in a 2.9 million share, or 7.8%, prospective reduction in West common shares included in the measurement of diluted earnings per share. Excluding the loss on debt extinguishment recognized in the current quarter, the effect is expected to be accretive to earnings per diluted share going forward, after accounting for interest expense to be incurred in connection with notes issued on July 5, 2012, the proceeds of which provided the permanent financing for the purchase of the Convertible Debentures.

Special separation benefits - During the three and six months ended June 30, 2011, we incurred $2.1 million in special separation benefits related to the retirement of our former President and Chief Operating Officer. These costs were primarily for the revaluation and acceleration of stock-based compensation expense as a result of amendments to equity awards that allow certain of his awards to continue to vest over the original vesting period instead of being forfeited upon separation.

Discrete tax items - During the six months ended June 30, 2012, we recorded a discrete tax charge of $0.3 million due to the reduction of deferred tax assets associated with the legal restructuring of the ownership of our Puerto Rico operations. During the six months ended June 30, 2011, we recorded a discrete tax charge of $0.2 million, resulting from the impact of changes in tax laws in certain foreign tax jurisdictions on our deferred tax balances.

The accompanying tables include the Non-GAAP measure of net debt to total invested capital, which management believes provides a useful measure of the comparative degree of West’s financial leverage.   Net debt is determined by reducing total debt by the amount of cash and cash equivalents, and for purpose of measuring net debt to invested capital, total invested capital is the sum of net debt and shareholders’ equity.

Forward-Looking Statements

Certain forward-looking statements are included in this release.  They use such words as “may,” “will,” “expect,” “believe,” “plan,” and other similar terminology.  These statements reflect management’s current expectations regarding future events and operating performance and speak only as of the date of this release.  These forward-looking statements involve a number of risks and uncertainties.  The following are some of factors that could cause our actual results to differ materially from those expressed in or underlying our forward-looking statements: customers’ changing inventory requirements and manufacturing plans; customer decisions to move forward with our new products and product categories; average profitability, or mix, of the products we sell; dependence on third-party suppliers and partners; interruptions or weaknesses in our supply chain; increased raw material costs; fluctuations in currency exchange; and the ability to meet development milestones with key customers.  This list of important factors is not all inclusive.

Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.  For a description of certain factors that could cause the Company's future results to differ from those expressed in any such forward-looking statements, see Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2011 entitled “Risk Factors.”

Second-Quarter Conference Call

The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate on the call please dial (888) 895-5271 (U.S. toll-free) or (847) 619-6547 (International). The confirmation number is 32923811.

A live broadcast of the conference call will be available at the Company’s web site, www.westpharma.com, in the “Investors” section.  Management will refer to a slide presentation during the call, which will be made available on the day of the call.  To view the presentation, select “Presentations” in the “Investors” section of the Company’s website.

An online archive of the broadcast will be available at the site two hours after the live call and will be available through Thursday, August 9, 2012, by dialing (888) 843-7419 (U.S. toll-free) or (630) 652-3042 (International) and entering passcode 32923811.

Trademark Notices
Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc., in the United States and other jurisdictions, unless noted otherwise.
Daikyo Crystal Zenith® is a registered trademark of Daikyo Seiko, Ltd.  Daikyo Crystal Zenith® technologies are licensed from Daikyo Seiko, Ltd.
Teflon® is a registered trademark of E.I. du Pont de Nemours and Company.

WEST PHARMACEUTICAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended June 30,				Six Months Ended June 30,
	2012		2011		2012		2011
Net sales	$324.8	100%	$307.9	100%	$641.1	100%	$603.3	100%
Cost of goods and services sold	226.1	70	223.3	73	441.3	69	430.7	71
Gross profit	98.7	30	84.6	27	199.8	31	172.6	29
Research and development	8.2	2	7.3	2	16.5	3	14.2	3
Selling, general and administrative expenses	54.4	17	46.4	15	105.7	16	97.1	16
Restructuring and other items	3.9	1	2.7	1	4.5	1	4.6	1
Other expense /(income), net	(3.4)	(1)	0.4	-	(4.2)	(1)	0.2	-
Operating profit	35.6	11	27.8	9	77.3	12	56.5	9
Loss on debt extinguishment	11.6	4	-	-	11.6	2	-	-
Interest expense, net	4.0	1	4.3	1	7.8	1	8.8	1
Income before income taxes	20.0	6	23.5	8	57.9	9	47.7	8
Income tax expense	6.5	2	5.3	2	16.4	3	11.3	2
Equity in net income of affiliated companies	2.1	1	1.9	1	3.3	1	3.3	1
Net Income	$15.6	5%	$20.1	7%	$44.8	7%	$39.7	7%

Net income per share:
Basic	$0.46		$0.60		$1.32		$1.18
Assuming Dilution	$0.45		$0.57		$1.27		$1.13

Average common shares outstanding	34.0		33.6		33.9		33.5
Average shares assuming dilution	36.6		37.0		36.9		36.9

WEST PHARMACEUTICAL SERVICES
REPORTING SEGMENT INFORMATION
(UNAUDITED)
(in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Net Sales:	2012	2011	2012	2011
Pharmaceutical Packaging Systems	$235.8	$222.2	$471.5	$438.0
Pharmaceutical Delivery Systems	89.2	86.4	169.9	166.9
Eliminations	(0.2)	(0.7)	(0.3)	(1.6)
Consolidated Total	$324.8	$307.9	$641.1	$603.3

Operating Profit (Loss):
Pharmaceutical Packaging Systems	$50.5	$38.1	$104.1	$80.1
Pharmaceutical Delivery Systems	5.5	2.4	7.8	4.2
U.S. pension expense	(3.8)	(3.3)	(7.6)	(6.6)
Stock-based compensation expense	(4.3)	(1.7)	(7.4)	(5.0)
General corporate costs	(8.4)	(5.0)	(15.1)	(11.6)
Adjusted Operating Profit	39.5	30.5	81.8	61.1
Restructuring and other items	(3.9)	(2.7)	(4.5)	(4.6)
Reported Operating Profit	$35.6	$27.8	$77.3	$56.5

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
THREE MONTHS ENDED JUNE 30, 2012
 (in millions, except per share data)

	As Reported June 30, 2012	Restructuring, impairment & related charges	Acquisition-related contingencies	Extinguishment of debt	Non-GAAP June 30, 2012
Operating profit	$35.6	$3.7	$0.2	$-	$39.5
Loss on debt extinguishment	11.6	-	-	11.6	-
Interest expense, net	4.0	-	-	-	4.0
Income before income taxes	20.0	3.7	0.2	11.6	35.5
Income tax expense	6.5	1.4	-	1.8	9.7
Equity in net income of affiliated companies	2.1	-	-	-	2.1
Net income	$15.6	$2.3	$0.2	$9.8	$27.9

Net income per diluted share	$0.45	$0.06	$0.01	$0.27	$0.79

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
THREE MONTHS ENDED JUNE 30, 2011
 (in millions, except per share data)

	As Reported June 30, 2011	Restructuring, impairment & related charges	Acquisition-related contingencies	Special separation benefits	Non-GAAP June 30, 2011
Operating profit	$27.8	$1.3	$(0.7)	$2.1	$30.5
Interest expense, net	4.3	-	-	-	4.3
Income before income taxes	23.5	1.3	(0.7)	2.1	26.2
Income tax expense	5.3	0.4	(0.1)	0.8	6.4
Equity in net income of affiliated companies	1.9	-	-	-	1.9
Net income	$20.1	$0.9	$(0.6)	$1.3	$21.7

Net income per diluted share	$0.57	$0.02	$(0.01)	$0.04	$0.62

Please refer to the “Non-GAAP financial measures” for more information.

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2012
 (in millions, except per share data)

	As Reported June 30, 2012	Restructuring, impairment & related charges	Acquisition-related contingencies	Extinguishment of debt	Discrete tax items	Non-GAAP June 30, 2012
Operating profit	$77.3	$4.1	$0.4	$-	$-	$81.8
Loss on debt extinguishment	11.6	-	-	11.6	-	-
Interest expense, net	7.8	-	-	-	-	7.8
Income before income taxes	57.9	4.1	0.4	11.6	-	74.0
Income tax expense	16.4	1.5	0.1	1.8	(0.3)	19.5
Equity in net income of affiliated companies	3.3	-	-	-	-	3.3
Net income	$44.8	$2.6	$0.3	$9.8	$0.3	$57.8

Net income per diluted share	$1.27	$0.07	$0.01	$0.26	$0.01	$1.62

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2011
 (in millions, except per share data)

	As Reported June 30, 2011	Restructuring, impairment & related charges	Acquisition-related contingencies	Special separation benefits	Discrete tax items	Non-GAAP June 30, 2011
Operating profit	$56.5	$3.2	$(0.7)	$2.1	$-	$61.1
Interest expense, net	8.8	-	-	-	-	8.8
Income before income taxes	47.7	3.2	(0.7)	2.1	-	52.3
Income tax expense	11.3	1.0	(0.1)	0.8	(0.2)	12.8
Equity in net income of affiliated companies	3.3	-	-	-	-	3.3
Net income	$39.7	$2.2	$(0.6)	$1.3	$0.2	$42.8

Net income per diluted share	$1.13	$0.06	$(0.01)	$0.04	$-	$1.22

Please refer to the “Non-GAAP financial measures” for more information.

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES
RECONCILIATION OF 2012 ADJUSTED DILUTED EPS GUIDANCE
TO 2012 REPORTED GUIDANCE

Full Year 2012 Guidance (1)
Adjusted diluted EPS guidance	$2.60 to $2.70
Restructuring & impairment, net of tax	(0.09) to (0.07)
Acquisition-related contingencies	(0.02) to (0.01)
Extinguishment of debt	(0.27)
Discrete tax items	(0.01)
Reported guidance, diluted earnings per share	$2.21 to $2.34

(1)  Guidance includes various currency exchange rate assumptions, most significantly the Euro at $1.22 for the remainder of 2012. Actual results will vary as a result of exchange rate variability.  Please refer to “Non-GAAP Financial Measures” for additional information regarding adjusted diluted EPS.

WEST PHARMACEUTICAL SERVICES
CASH FLOW ITEMS
(UNAUDITED)
(in millions)

	Six Months Ended June 30,
	2012	2011
Depreciation and amortization	$37.4	$38.8
Operating cash flow	$66.0	$49.2
Capital expenditures	$69.4	$37.8

WEST PHARMACEUTICAL SERVICES
FINANCIAL CONDITION
(UNAUDITED)
(in millions)

	As of June 30, 2012	As of December 31, 2011
Cash and Cash Equivalents	$107.0	$91.8
Debt	$385.5	$349.4
Equity	$679.5	$654.9
Net Debt to Total Invested Capital †	29.1%	28.2%
Working Capital	$196.8	$228.8

† Net Debt and Total Invested Capital are Non-GAAP measures. Please refer to “Non-GAAP Financial Measures” for additional information regarding those measures.